EXHIBIT 99



                    SEA CONTAINERS TO EXIT THE FERRY BUSINESS


o    Total fourth quarter 2005 charge of approximately $500 million:
     $415 million relates to ferry business, $85 million for containers

o    Sale process of Silja business and other ferry assets progressing

o Filing 2005 Form 10-K annual report delayed; 2005 quarterly financial statements to be restated


Hamilton, Bermuda, March 24, 2006. Sea Containers Ltd (NYSE: SCRA and SCRB, www.seacontainers.com) announced today that at a meeting on March 20, 2006, the Board of Directors decided that the Company will withdraw completely from the ferry business. This decision, together with other matters outlined below, results in a total impairment charge in the fourth quarter of 2005 of approximately $500 million.

Sea Containers Ltd. will conduct a conference call today at 11.00am EST which is accessible at 212-231-6046.

On November 3, 2005, the Company announced that it had begun a process of restructuring its ferry division, and that it would be entertaining offers to buy the core business of Helsinki-based Silja Oy Ab, which includes eight vessels operating on three routes in the Baltic. The Company also announced its intention to sell or charter out several additional ferry vessels and to entertain offers to buy its SeaStreak business in New York. As a result of this restructuring, the Company announced an impairment charge of $99 million, of which $19 million was recorded in the 2005 third quarter results. These amounts were preliminary and subject to adjustment, based on changes in the restructuring plan.

At the time of the November announcement, it was uncertain whether Silja would be sold and, if so, what price could be obtained for the business. Subsequent to the announcement, the sale process was begun. Indications of interest and independent valuations of the Silja business were received, and preliminary bids for Silja's core business were received in January.

The Company also announced in November that it had identified specific containers to be sold, obsolete spare parts and manufacturing machinery no longer required and stated that, as a result, it would take an asset impairment charge of $30 million.

This announcement updates and provides further details regarding the previously disclosed asset impairments.

As a result of the proposed Silja sale, the management of the Company began to consider the possibility of withdrawing completely from the ferry business. In that connection, management of the Company engaged in the process of evaluating the recoverability of all of its long-lived ferry assets. Similarly, management of the Company began a process to evaluate the recoverability of all of its container assets. In the course of these processes, the Board of Directors has met on several occasions since November 3, 2005 to consider the proposals of management.

At the meeting of the Board held on March 20, 2006, the processes were concluded and management's proposals relating to these ferry and container matters were approved. The Company will recognize a non-cash pre-tax charge of approximately $500 million in the fourth quarter 2005, which includes the previously estimated fourth quarter 2005 impairment charge of $112 million reported in the November announcement. Of this approximate $500 million, approximately $415 million relates to the ferry business, and approximately $85 million relates to the container business. Further details regarding those charges are set forth below.


Ferries
-------

Following the decisions announced in November, management of the Company began a process to entertain offers to sell its Silja business, including all related vessels. The sales process has continued to progress and the Company has obtained an indication of the range of sales prices likely to be achieved.

In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"), the Silja business will be classified as "held for sale" at December 31, 2005 and the related assets will be written down to fair value, less cost to sell. The operations of the Silja business, including related impairments, will be presented as discontinued operations in the Company's 2005 financial statements.

Because of the possibility of withdrawing completely from the ferry business, it was more likely than not at December 31, 2005 that there would be disposals of the Company's other six vessels in the ferry division prior to the end of their previously estimated useful lives. For this reason, an impairment review of these vessels was undertaken in accordance with SFAS 144. Based on this review, impairment charges will be recorded on these vessels at December 31, 2005.

The total impairment of ferry assets to be recorded in the fourth quarter 2005 is estimated to be approximately $415 million on a pre-tax basis. The write-down is non-cash in nature.


Containers
----------

Subsequent to the November announcement, the Company has identified additional containers being held for sale at December 31, 2005, which has increased the previously estimated charge to approximately $40 million. The expected loss on these sales initiated an impairment review on the Company's entire container fleet in accordance with SFAS 144. This review was done at a container-class level and determined that the carrying amount of one class of containers, refrigerated containers, was not fully recoverable. It has been estimated that an impairment charge will be recognized on these containers of approximately $40 million. In addition, $5 million of goodwill relating to container operations will be written off.

Thus the total impairment of container assets to be recorded in the fourth quarter 2005 is estimated to be approximately $85 million on a pre-tax basis. The write-down is non-cash in nature.

Debt Covenants
--------------

The pre-tax asset impairment charges of approximately $500 million described above will reduce the Company's net worth by approximately $475 million after recognition of foreign currency translation consequences when the related assets are sold, with the result that the Company will not be able to comply with certain net worth covenants in certain of its bank borrowing agreements. The Company is currently in discussions with the bank lenders regarding appropriate covenant waivers or amendments. Professional advisors have been appointed to assist the Company.


Other Matters: Orient-Express Hotels Sale Gain
----------------------------------------------

On March 20, 2006, the Company concluded that it would restate its condensed consolidated financial statements for the three months ended March 31, 2005, the six months ended June 30, 2005 and the nine months ended September 30, 2005 to correct the accounting related to the sale in March 2005 of shares in its Orient-Express Hotels investment, which was accounted for in the Company's financial statements in accordance with the equity method of accounting. The correction reduces the gain on the sale of Orient-Express Hotels shares by $10.3 million for the three months ended March 31, 2005, the six months ended June 30, 2005 and the nine months ended September 30, 2005 from the previously reported $41.1 million to $30.8 million. The correction is the result of an error in the accounting for the release of accumulated foreign currency exchange reserves related to this equity method investment. The change increases net losses in these periods, but has no impact on previously reported shareholders' equity and is a non-cash charge. As a result of the correction, the condensed consolidated financial statements for the interim periods ended March 31, 2005, June 30, 2005 and September 30, 2005, previously filed with the U.S. Securities and Exchange Commission, should no longer be relied upon.

The Company expects to reflect the effects of these restatements in the comparative unaudited quarterly financial statements presented in its consolidated financial statements for the year ended December 31, 2005 and in the comparative financial information for March 31, 2005, June 30, 2005 and September 30, 2005 which will be included in the Company's quarterly reports on Form 10-Q during 2006.


CEO Comments
------------

Robert MacKenzie, President and Chief Executive of Sea Containers, said, "The additional write-downs announced today reflect decisions made by the Sea Containers Board following a rigorous management-driven process of analyzing the Company's businesses, in the light of changing market conditions, recent trading performance and with a focus on future sustainable cash flows. Our objective is to reduce the central cost structure and direct management attention on the core independent businesses of marine container leasing, including GE SeaCo, and our GNER rail franchise. The Board will continue to review opportunities for the disposal of its non-core activities.

"We are in dialogue with the Company's banks in order to amend or waive compliance with covenants. Management has been encouraged by the initial response from these institutions to work with us to resolve these matters.

"At a commercial level there is progress. Silja's core business has attracted a range of highly qualified bidders with the second round of bids due shortly. Indications are that a sale of the core business can be completed in the second quarter, with the sale of most or all of the remaining ferry assets contemplated during the course of the year.

"The filing of the Company's 2005 Form 10-K annual report with the U.S. Securities and Exchange Commission will be delayed into April in order to allow adequate time to resolve the various bank covenant issues and finalize outstanding accounting matters. The report will be filed as soon as practicable," he concluded.

                                    * * * * *

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding reorganization plans, sustainable cash flow, cost reductions and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the transport markets in which the company operates of terrorist activity and any police or military response, varying customer demand and competitive considerations, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, variable fuel prices, uncertainty of negotiating and completing proposed sale, chartering or disposal transactions, realization of asset sales proceeds less than related mortgage debt, inadequate sources of capital and unacceptability of proposed finance terms and inability to reduce debt, inability to agree necessary waivers or amendments of bank lending covenants resulting in bank loan agreement defaults, possible rating agency downgrades of the company and its debt securities, global, regional and industry economic conditions, shifting patterns and levels of regional passenger travel, seasonality and adverse weather conditions, possible lay-up of ships that cannot be sold, chartered out or redeployed and incurrence of lay-up costs, potential incurrence of disposal losses, restructuring charges and asset write-offs greater than currently estimated, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

                                    * * * * *

Sea Containers Ltd. will conduct a conference call today, Friday March 24, 2006, at 11.00am EST which is accessible at 212-231-6046. A re-play of the conference call will be available until 5.00pm EST on Friday, March 31, 2006 and can be accessed by calling 800-633-8284 (International dial-in #: 402-977-9140) and entering reservation number 21285694. The call will be broadcast live and a re-play will also be available on the Company's website: www.seacontainers.com.

For further information:

Lisa Barnard
Director of Communications, Sea Containers group of companies
Tel: +44 207 805 5550
Email: lisa.barnard@seacontainers.com

Investor Relations enquiries:
William W. Galvin III, The Galvin Partnership
Tel: +1 (203) 618 9800
Email: wwg@galvinpartners.com